UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2005

FTI CONSULTING, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-14875	52-1261113
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Bestgate Road, Suite 100, Annapolis, Maryland 21401

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (410) 224-8770

Not applicable.

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

On May 31, 2005, FTI Consulting, Inc. (“FTI”) announced that FTI, through its wholly-owned subsidiary, has completed the acquisition of substantially all of the assets and the assumption of certain liabilities of Cambio Health Solutions, LLC (“Cambio Health”), and the acquisition of personal goodwill relating to Cambio Health’s business from certain of the individual owners of Cambio Partners, LLC (“Cambio Partners”), the direct parent of Cambio Health, pursuant to the written Asset Purchase Agreement dated as of May 23, 2005 (the “Purchase Agreement”).

FTI paid approximately $43.0 million for the acquisition net of a deficiency of approximately $359,000 off of a working capital target, which pursuant to the Purchase Agreement resulted in a cash outlay of approximately $29.7 million plus approximately $12.9 million in shares of FTI common stock, equating to 579,133 shares of common stock, based on a per share price of $22.28 (the average of the daily closing prices per share of FTI common stock on the New York Stock Exchange, as reported in the Wall Street Journal for the five consecutive trading days prior to the last business day that is two days prior to May 31, 2005). The cash portion of the purchase price was financed by FTI from cash on hand. Pursuant to the Purchase Agreement, FTI may pay additional consideration based upon a post-closing working capital adjustment.

564,597 shares of common stock of FTI and $323,865 in cash was placed in escrow at closing to fund, among other things, Cambio Health’s obligations, if any, under the post-closing adjustments and Cambio Health’s obligations to indemnify FTI and certain related persons with respect to certain liabilities and expenses to the extent that they arise no later than the fourth anniversary of the closing. To the extent not subject to claims under the Purchase Agreement, up to $5.0 million of the escrowed amounts would initially be subject to release to individual members of Cambio Partners on the second anniversary of the closing, and the remainder of the escrowed amounts, to the extent not subject to claims under the Purchase Agreement, would initially be subject to release to individual members of Cambio Partners beginning on the fourth anniversary of the closing.

Certain recipients of the shares of FTI common stock issued pursuant to the Purchase Agreement entered into agreements not to sell, transfer, assign, pledge or otherwise dispose of their shares of FTI common stock issued in connection with the acquisition for periods ranging from two to five years after the closing. The restrictions on any such recipient’s shares would lapse immediately upon the occurrence of specified change-of-control events. In addition, in the case of such a recipient that is employed by FTI, the restrictions would lapse immediately upon certain employment-related events, and, in the event that the recipient is terminated for cause or resigns without good reason, any restrictions on the shares then held by the recipient would be extended for a period ranging from four to eight years from the date of termination or resignation. FTI would be required, subject to specified conditions, to register these recipients’ shares of FTI common stock for resale on Form S-3 (or a successor form) if, on the 182nd day after the second anniversary of the closing or on the fifth anniversary of the closing, Rule 144

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under the Securities Act of 1933, as amended (the “Securities Act”), has been repealed or amended in a manner that materially adversely affects the ability of these recipients to sell their shares.

Subject to limited exceptions, recipients of shares of FTI common stock issued pursuant to the Purchase Agreement receive from FTI contractual protection against a decline in the value of the common stock from the closing date value for periods varying from one to four years after the closing, depending generally on each recipient’s percentage ownership interest in Cambio Partners immediately prior to the closing. The price protection will generally be further extended for any longer period during which the shares are held in escrow. Any price protection payments by FTI will be made in cash.

ITEM 3.02 Unregistered Sales of Equity Securities.

On May 31, 2005, FTI issued 579,133 shares of common stock (the “Shares”) in payment of the equity portion of the purchase price pursuant to the Purchase Agreement. The Shares were issued without registration under the Securities Act, in a transaction not involving a public offering in reliance upon the exemption from registration and prospectus delivery requirements pursuant to Section 4(2) thereof. The disclosure under Item 8.01 Other Events is incorporated herein by reference.

ITEM 7.01 Regulation FD Disclosure.

The Press Release issued May 31, 2005 announcing the completion of the acquisition assets, as well as disclosing information under Regulation FD, is furnished as Exhibit 99.1 hereto.

The information included in the Press Release, Exhibit 99.1, shall be deemed not to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing pursuant to the Securities Act, or the Exchange Act, regardless of any incorporation by reference language in any such filing, except as expressly set forth by specific reference in such filing.

ITEM 9.01. Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press Release dated May 31, 2005, of FTI Consulting, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTI CONSULTING, INC.

June 2, 2005	By:	/s/ Theodore I. Pincus
Theodore I. Pincus
Executive Vice President, and Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated May 31, 2005, of FTI Consulting, Inc.